Exhibit 6.4

THIS NOTE AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS IN ACCORDANCE WITH APPLICABLE REGISTRATION REQUIREMENTS OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

MISO ROBOTICS, INC.

Senior Secured Promissory Note

Pasadena, California
$782,166.67	September 30, 2019

FOR VALUE RECEIVED MISO ROBOTICS, INC., a Delaware corporation (the “Company”), promises to pay to  Future VC SPV, LLC (the “Holder”), or its registered assigns, the principal amount of $782,166.67, or such lesser amount as shall equal the outstanding principal amount hereof (the “Principal Amount”), together with simple interest from the date of this Note on the unpaid balance of the Principal Amount at a rate equal to ten percent (10%) per annum, in each case computed on the basis of the actual number of days elapsed and a year of 360 days (the “Interest”). Unless prepaid in accordance with Section 2 below on or prior to the Maturity Date, the unpaid Principal Amount, together with any then accrued but unpaid Interest and any other amounts payable hereunder, shall be due and payable upon the earlier to occur of: (i) September 30, 2021 (the “Maturity Date”) or (ii) when, upon or after the occurrence of an Event of Default (as defined below), such amounts are declared due and payable by the Holder or made automatically due and payable in accordance with the terms of this Note. This Note is one of the “Notes” issued pursuant to the Note and Warrant Purchase Agreement, dated as of September 30, 2019, by and among the Company and the Investors described therein (as the same may from time to time be amended, modified or supplemented, the “Purchase Agreement”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.

The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, and to which the Holder, by the acceptance of this Note, agrees:

1. Certain Definitions.

(a) “Deemed Liquidation Event” has the meaning given to it in the Third Amended and Restated Certificate of Incorporation of the Company, dated February 6, 2018, as may be amended from time to time.

(d) “Event of Default” has the meaning given in Section 3 of this Note.

(e) “Interest” “has the meaning given in the preamble to this Note.

(j) “Principal Amount” has the meaning given in the preamble to this Note.

(k) “Purchase Agreement” has the meaning given in the preamble to this Note.

2. Prepayment. The Company may not prepay this Note in whole or in part, without the written consent of the Holders of at least two-thirds (2/3) of the principal amount of all then outstanding Notes issued pursuant to the Purchase Agreement; provided, however, that such prepayment must be made as first as an initial minimum prepayment of $500,000 (“Initial Minimum Prepayment”), which shall be applied first to the accrued Interest on the Notes as of the date of prepayment, and if any amount of the Initial Minimum Prepayment remains, to the Principal Amount of the Notes, all on a pro-rata basis. Thereafter, any additional prepayments shall be made in increments of $100,000, which shall be applied first to the payment of accrued Interest on the Notes and if any amount of subsequent prepayments exceeds the amount of all such expenses and accrued interest, to the payment of Principal Amount of the Notes, all on a pro-rata basis.

3. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a) Failure to Pay. The Company shall fail to pay: (i) when due any Principal Amount payment on the due date hereunder; or (ii) any Interest or other payment required under the terms of this Note on the date due and such payment shall not have been made within five (5) days of the Company’s receipt of the Holder’s written notice to the Company of such failure to pay;

(b) Voluntary Bankruptcy or Insolvency Proceedings. The Company shall: (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property; (ii) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; (iii) make an assignment for the benefit of creditors; or (iv) take any action for the purpose of effecting any of the foregoing;

(c) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the Company’s property, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the Company’s debts under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement;

(d) Breach of Representations and Warranties. Any material breach by the Company of any of the representations or warranties contained in Section 3 of the Purchase Agreement;

(e) Default under Material Agreements. Any material breach or default under any of the agreements set forth in Section 3.9 of the Disclosure Schedule to the Purchase Agreement; or

(f) Failure to Pay Obligations. The Company generally fails to pay its obligations as and when due or if any judgment is secured against the Company, which judgment is not satisfied within ten (10) days.

Upon the occurrence or existence of any Event of Default described in Sections 3(a), (d), (e) and (f) and at any time thereafter during the continuance of such Event of Default, the Holder may, with the consent of the Holders of at least two-thirds (2/3) of the principal amount of all then outstanding Notes issued pursuant to the Purchase Agreement, by written notice to Company, declare this Note immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained in this Note to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Sections 3(b)and (c), immediately and without notice, this Note shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained in this Note to the contrary notwithstanding. For purposes of this Section 3, upon the occurrence of an Event of Default, “Interest” shall mean thirteen percent (13%), per annum, computed on the basis of the actual number of days elapsed and a year of 360 days. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Holder may exercise any other right, power or remedy permitted to it by law.

4.  Conversion of the Note. The Note shall be convertible according to the following terms:

(a)          The following terms shall have the meanings assigned below:

(i)           “Future Equity Financing” means any sale (or series of related sales) by the Company of its Equity Securities for cash following the date of this Note from which the Company raises gross proceeds of Two Million Dollars ($2,000,000) or more.

(ii)          “Equity Securities” means the Company’s Common Stock or Preferred Stock or any securities conferring the right to purchase the Company’s Common Stock or Preferred Stock or securities convertible into, or exchangeable for (with or without additional consideration), the Company’s Common Stock or Preferred Stock, except any security granted, issued and/or sold by the Company to any director, officer, employee or consultant of the Company in such capacity for the primary purpose of soliciting or retaining their services.

(b)          Mandatory Conversion. Upon the affirmative vote of a majority in principal amount of the Notes, the principal and unpaid accrued interest of this Note will be automatically converted into the type of Equity Securities issued in the Future Equity Financing upon the closing of the Future Equity Financing. The number of shares of such Equity Securities to be issued upon such conversion shall be equal to the quotient obtained by dividing the outstanding principal and unpaid accrued interest due on this Note on the date of conversion, by Eighty Percent (80%) of the lowest price per share of the Equity Securities sold to the investors in the Future Equity Financing. At least five (5) business days prior to the closing of the Future Equity Financing, the Company shall notify the Holder and all other holders of the Founder Notes in writing of the terms under which the Equity Securities of the Company will be sold in such financing. The conversion of this Note into Equity Securities, if so elected by a majority in principal amount of the Founder Notes, shall be on such terms and shall occur on the closing date of such Future Equity Financing.

(c)          Voluntary Conversion. Upon written notice to the Company, the Holder may at any time elect to convert the principal and unpaid accrued interest of this Note into the type of Equity Securities issued in the Company’s most recently completed equity financing from which the Company raised gross proceeds of Two Million Dollars ($2,000,000) or more. The number of shares of such Equity Securities to be issued upon such conversion shall be equal to the quotient obtained by dividing the outstanding principal and unpaid accrued interest due on this Note on the date of conversion, by Eighty Percent (80%) of the lowest price per share of the Equity Securities sold to the investors in such equity financing.

(d)          Upon the conversion of this Note into Equity Securities, in lieu of any fractional shares to which the Holder of the Note would otherwise be entitled, the Company shall pay the holder cash equal to such fraction multiplied by the issue price of such Equity Securities.

(e)          As promptly as practicable after the conversion of this Note, the Company at its expense will issue and deliver to the Holder, upon surrender of the Note, a certificate or certificates for the number of full shares of Equity Securities issuable upon such conversion.

5.  Miscellaneous.

(a) Loss, Theft, Destruction or Mutilation of Note. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, in the case of loss, theft or destruction, delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Note, the Company shall execute and deliver, in lieu of this Note, a new Note executed in the same manner as this Note, in the same principal amount as the unpaid principal amount of this Note and dated the date to which interest shall have been paid on this Note or, if no interest shall have yet been so paid, dated the date of this Note.

(b) Payment. All payments under this Note shall be made in lawful tender of the United States.

(c) Waivers. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

(d) Usury. In the event any Interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the Interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the Principal Amount of this Note.

(e) Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Holders of at least two-thirds (2/3) of the Principal Amount of all then outstanding Notes issued pursuant to the Purchase Agreement.

(f) Notices. Any notice, request or other communication required or permitted hereunder shall be given in accordance with the Purchase Agreement.

(g) Expenses; Attorneys’ Fees. If action is instituted to collect this Note, the Company promises to pay all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred in connection with such action.

(h) Successors and Assigns. This Note may be assigned or transferred by the Company only with the prior written approval of the Holder. Subject to the preceding sentence, the rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(I) Governing Law. THIS NOTE SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF NEW YORK AS SUCH LAWS ARE APPLIED TO AGREEMENTS BETWEEN NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, BUT WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS OF NEW YORK, OR OF ANY OTHER STATE.

(j) Pari Passu Notes. The Holder acknowledges and agrees that the payment of all or any portion of the outstanding Principal Amount of this Note, and all accrued and unpaid Interest, shall be pari passu in right of payment and in all other respects (other than with respect to the priority of any security interest in the assets of the Company) to the other Notes. In the event that the Holder receives payments in excess of such Holder’s pro rata share of the Company’s payments to the holders of all the Notes, then the Holder shall hold in trust all such excess payments for the benefit of the holders of all the other Notes, and shall pay such amounts held in trust to such other holders upon demand by such holders.

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Note to be executed by its duly authorized officer as of the date and year first indicated above.

COMPANY:

MISO ROBOTICS, INC.

/s/	Miso Robotics, Inc.
Name:	Kevin Morris
Title:	Chief Financial Officer
December 29, 2019

Address:
561 East Green Street
Pasadena, CA 91101

Signature Page to Promissory Note

THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS IN ACCORDANCE WITH APPLICABLE REGISTRATION REQUIREMENTS OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THIS WARRANT MUST BE SURRENDERED TO THE COMPANY OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, TRANSFER, PLEDGE OR HYPOTHECATION OF ANY INTEREST IN ANY OF THE SECURITIES REPRESENTED HEREBY.

MISO ROBOTICS, INC.

WARRANT TO PURCHASE SHARES OF COMMON STOCK

Dated as of September 30, 2019

Void after the date specified in Section 8

No. 0002

THIS CERTIFIES THAT, for value received, Future VC SPV, LLC, or its registered assigns (the “Holder”), is entitled, subject to the provisions and upon the terms and conditions set forth herein, to purchase from Miso Robotics, Inc., a Delaware corporation (the “Company”), Shares (as defined below), in the amounts, at such times and at the price per share set forth in Section 1. The term “Warrant” as used herein shall include this Warrant and any warrants delivered in substitution or exchange therefor as provided herein. This Warrant is issued in connection with the transactions described in the Note and Warrant Purchase Agreement, dated as of September 30th, 2019, by and among the Company and the Investors described therein (the “Purchase Agreement”). This Warrant is one of the “Warrants” issued pursuant to the Purchase Agreement. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Purchase Agreement and/or the form of secured promissory note attached as Exhibit B to the Purchase Agreement (the “Note”, and together with each other Note issued pursuant to the Purchase Agreement, the “Notes”), as applicable.

The following is a statement of the rights of the Holder and the conditions to which this Warrant is subject, and to which Holder, by acceptance of this Warrant, agrees:

1. Number and Price of Shares; Exercise Period.

(a) Definition of Shares. “Shares” shall mean shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), as described in the Third Amended and Restated Certificate of Incorporation of the Company dated February 6, 2018 (the “Certificate of Incorporation”)

(b) Number of Shares. Subject to any previous exercise of the Warrant, the Holder shall have the right to purchase up to the number of Shares or receive the equivalent value in a Liquidation Event that equals the quotient obtained by dividing: (x) the Principal Amount of the Note delivered in connection with this Warrant pursuant to the Purchase Agreement; by (y) the Exercise Price (as defined below), prior to (or in connection with) the expiration of this Warrant as provided in Section 8.

(c) Exercise Price. The exercise price per Share shall be equal to $10.02 (the “Exercise Price”).

(d) Exercise Period. This Warrant shall be immediately exercisable, in whole or in part, until the expiration of this Warrant as set forth in Section 8.

2. Exercise of the Warrant.

(a) Exercise. The purchase rights represented by this Warrant may be exercised at the election of the Holder, in whole or in part, in accordance with Section 1, by:

(i) the tender to the Company at its principal office (or such other office or agency as the Company may designate) of a notice of exercise in the form of Exhibit A (the “Notice of Exercise”), duly completed and executed by or on behalf of the Holder, together with the surrender of this Warrant; and

(ii) the payment to the Company of an amount equal to: (x) the Exercise Price; multiplied by (y) the number of Shares being purchased, by wire transfer or certified, cashier’s or other check acceptable to the Company and payable to the order of the Company.

(b) Net Issue Exercise. In lieu of exercising this Warrant pursuant to Section 2(a)(ii), if the fair market value of one Share is greater than the Exercise Price (at the date of calculation as set forth below), the Holder may elect to receive a number of Shares equal to the value of this Warrant (or of any portion of this Warrant being cancelled) by surrender of this Warrant at the principal office of the Company (or such other office or agency as the Company may designate) together with a properly completed and executed Notice of Exercise reflecting such election, in which event the Company shall issue to the Holder that number of Shares computed using the following formula:

X	=	Y (A – B)
A

Where:

X	=	The number of Shares to be issued to the Holder.

Y	=	The number of Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation).

A	=	The fair market value of one Share (at the date of such calculation).

B	=	The Exercise Price (as adjusted to the date of such calculation).

For purposes of the calculation above, the fair market value of one Share shall be determined by the Board of Directors of the Company, acting in good faith; provided, however, that:

(i) where a public market exists for the Company’s Common Stock at the time of such exercise, the fair market value per Share shall be the product of: (x) the average of the closing bid prices of the Common Stock or the closing price quoted on the national securities exchange on which the common stock is listed as published in the Wall Street Journal, as applicable, for the ten (10) trading day period ending five (5) trading days prior to the date of determination of fair market value; and (y) the number of shares of Common Stock into which each Share is convertible at the time of such exercise, as applicable;

(ii) if the Warrant is exercised in connection with the Company’s initial public offering of Common Stock, the fair market value per Share shall be the product of: (x) the per share offering price to the public of such initial public offering by the Company; and (y) the number of shares of common stock into which each Share is convertible at the time of such exercise, as applicable; and

(iii)  if the Warrant is exercised in connection with a Liquidation Event, the fair market value per Share shall be the per share value of the Common Stock in such Liquidation Event

(c) Stock Certificates. The rights under this Warrant shall be deemed to have been exercised and the Shares issuable upon such exercise shall be deemed to have been issued immediately prior to the close of business on the date this Warrant is exercised in accordance with its terms, and the person entitled to receive the Shares issuable upon such exercise shall be treated for all purposes as the holder of record of such Shares as of the close of business on such date. As promptly as reasonably practicable on or after such date, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for that number of shares issuable upon such exercise. In the event that the rights under this Warrant are exercised in part and have not expired, the Company shall execute and deliver a new Warrant reflecting the number of Shares that remain subject to this Warrant.

(d) No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the rights under this Warrant. In lieu of such fractional share to which the Holder would otherwise be entitled, the Company shall make a cash payment equal to the Exercise Price multiplied by such fraction of a share.

(e) Conditional Exercise. The Holder may exercise this Warrant conditioned upon (and effective immediately prior to) consummation of any transaction that would cause the expiration of this Warrant pursuant to Section 8 by so indicating in the notice of exercise.

(f) Reservation of Stock. The Company agrees during the term the rights under this Warrant are exercisable to take all reasonable action to reserve and keep available from its authorized and unissued shares of Common Stock for the purpose of effecting the exercise of this Warrant such number of shares as shall from time to time be sufficient to effect the exercise of the rights under this Warrant; and if at any time the number of authorized but unissued shares of Common stock shall not be sufficient for purposes of the exercise of this Warrant in accordance with its terms and the conversion of the Shares, without limitation of such other remedies as may be available to the Holder, the Company will use reasonable efforts to take such corporate action as may, in the opinion of counsel, be necessary to increase its authorized and unissued shares of its Common Stock to a number of shares as shall be sufficient for such purposes.

3. Replacement of the Warrant. Subject to the receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at the expense of the Holder shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

4. Transfer of the Warrant.

(a) Warrant Register. The Company shall maintain a register (the “Warrant Register”) containing the name and address of the Holder or Holders. Until this Warrant is transferred on the Warrant Register in accordance herewith, the Company may treat the Holder as shown on the Warrant Register as the absolute owner of this Warrant for all purposes, notwithstanding any notice to the contrary. Any Holder of this Warrant (or of any portion of this Warrant) may change its address as shown on the Warrant Register by written notice to the Company requesting a change.

(b) Warrant Agent. The Company may appoint an agent for the purpose of maintaining the Warrant Register referred to in Section 4(a), issuing the Shares or other securities then issuable upon the exercise of the rights under this Warrant, exchanging this Warrant, replacing this Warrant or conducting related activities.

(c) Transferability of the Warrant. Subject to the provisions of this Warrant with respect to compliance with the Securities Act of 1933, as amended (the “Securities Act”) and limitations on assignments and transfers, including, without limitation, compliance with the restrictions on transfer set forth in Section 5, title to this Warrant may be transferred by endorsement (by the transferor and the transferee executing the assignment form attached hereto as Exhibit B (the “Assignment Form”)) and delivery in the same manner as a negotiable instrument transferable by endorsement and delivery.

(d) Exchange of the Warrant upon a Transfer. Upon surrender of this Warrant (and a properly endorsed Assignment Form) for exchange, subject to the provisions of this Warrant with respect to compliance with the Securities Act and limitations on assignments and transfers, the Company shall issue to or on the order of the Holder a new warrant or warrants of like tenor, in the name of the Holder or as the Holder (on payment by the Holder of any applicable transfer taxes) may direct, for the number of shares issuable upon exercise hereof, and the Company shall register any such transfer upon the Warrant Register. This Warrant (and the securities issuable upon exercise of the rights under this Warrant) must be surrendered to the Company or its warrant or transfer agent, as applicable, as a condition precedent to the sale, pledge, hypothecation or other transfer of any interest in any of the securities represented hereby.

(e) Taxes. In no event shall the Company be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of any certificate in a name other than that of the Holder, and the Company shall not be required to issue or deliver any such certificate unless and until the person or persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid or is not payable.

5. Restrictions on Transfer of the Warrant and Shares; Compliance with Securities Laws. By acceptance of this Warrant, the Holder agrees to comply with the following:

(a) Restrictions on Transfers. This Warrant may not be transferred or assigned in whole or in part without the Company’s prior written consent (which shall not be unreasonably withheld), and any attempt by the Holder to transfer or assign any rights, duties or obligations that arise under this Warrant without such permission shall be void. Any transfer of this Warrant or the Shares or the shares of Common Stock issuable upon conversion of the Shares (the “Securities”) must be in compliance with all applicable federal and state securities laws. The Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Securities, or any beneficial interest therein, unless and until the transferee thereof has agreed in writing for the benefit of the Company to take and hold such Securities subject to, and to be bound by, the terms and conditions set forth in this Warrant to the same extent as if the transferee were the original Holder hereunder, and

(i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement, or

(ii) (A) such Holder shall have given prior written notice to the Company of such Holder’s intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition, (B) the transferee shall have confirmed to the satisfaction of the Company in writing that the Securities are being acquired (1) solely for the transferee’s own account and not as a nominee for any other party, (2) for investment and (3) not with a view toward distribution or resale, and shall have confirmed such other matters related thereto as may be reasonably requested by the Company, and (C) if requested by the Company, such Holder shall have furnished the Company, at the Holder’s expense, with evidence satisfactory to the Company that such disposition will not require registration of such Securities under the Securities Act, whereupon such Holder shall be entitled to transfer such Securities in accordance with the terms of the notice delivered by the Holder to the Company.

(b) Securities Law Legend. The Securities shall (unless otherwise permitted by the provisions of this Warrant) be stamped or imprinted with a legend substantially similar to the following (in addition to any legend required by state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS IN ACCORDANCE WITH APPLICABLE REGISTRATION REQUIREMENTS OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THIS CERTIFICATE MUST BE SURRENDERED TO THE COMPANY OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, TRANSFER, PLEDGE OR HYPOTHECATION OF ANY INTEREST IN ANY OF THE SECURITIES REPRESENTED HEREBY.

(c) Market Stand-off Legend. The Shares issued upon exercise hereof shall also be stamped or imprinted with a legend in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN THE WARRANT PURSUANT TO WHICH THESE SHARES WERE ISSUED, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

(d) Instructions Regarding Transfer Restrictions. The Holder consents to the Company making a notation on its records and giving instructions to any transfer agent in order to implement the restrictions on transfer established in this Section 5.

(e) Removal of Legend. The legend referring to federal and state securities laws identified in Section 5(b) stamped on a certificate evidencing the Shares and the stock transfer instructions and record notations with respect to such securities shall be removed and the Company shall issue a certificate without such legend to the holder of such securities if: (i) such securities are registered under the Securities Act; or (ii) such holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a sale or transfer of such securities may be made without registration or qualification.

6. Adjustments. Subject to the expiration of this Warrant pursuant to Section 8, the number and kind of shares purchasable hereunder and the Exercise Price therefor are subject to adjustment from time to time, as follows:

(a) Merger or Reorganization. If at any time there shall be any reorganization, recapitalization, merger or consolidation (a “Reorganization”) involving the Company (other than as otherwise provided for herein or as would cause the expiration of this Warrant under Section 8) in which shares of the Company’s stock are converted into or exchanged for securities, cash or other property, then, as a part of such Reorganization, lawful provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, the kind and amount of securities, cash or other property of the successor corporation resulting from such Reorganization, equivalent in value to that which a holder of the Shares deliverable upon exercise of this Warrant would have been entitled in such Reorganization if the right to purchase the Shares hereunder had been exercised immediately prior to such Reorganization. In any such case, appropriate adjustment (as determined in good faith by the Board of Directors of the successor corporation) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after such Reorganization to the end that the provisions of this Warrant shall be applicable after the event, as near as reasonably may be, in relation to any shares or other securities deliverable after that event upon the exercise of this Warrant.

(b) Reclassification of Shares. If the securities issuable upon exercise of this Warrant are changed into the same or a different number of securities of any other class or classes by reclassification, capital reorganization, conversion of all outstanding shares of the relevant class or series (other than as would cause the expiration of this Warrant pursuant to Section 8) or otherwise (other than as otherwise provided for herein) (a “Reclassification”), then, in any such event, in lieu of the number of Shares which the Holder would otherwise have been entitled to receive, the Holder shall have the right thereafter to exercise this Warrant for a number of shares of such other class or classes of stock that a holder of the number of securities deliverable upon exercise of this Warrant immediately before that change would have been entitled to receive in such Reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(c) Subdivisions and Combinations. In the event that the outstanding shares of the securities issuable upon exercise of this Warrant are subdivided (by stock split, by payment of a stock dividend or otherwise) into a greater number of shares of such securities, the number of Shares issuable upon exercise of the rights under this Warrant immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately increased, and the Exercise Price shall be proportionately decreased, and in the event that the outstanding shares of the securities issuable upon exercise of this Warrant are combined (by reclassification or otherwise) into a lesser number of shares of such securities, the number of Shares issuable upon exercise of the rights under this Warrant immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately decreased, and the Exercise Price shall be proportionately increased.

(d) Redemption. In the event that all of the outstanding shares of the securities issuable upon exercise of this Warrant are redeemed in accordance with the Company’s certificate of incorporation, this Warrant shall thereafter be exercisable for a number of shares of the Company’s Common Stock equal to the number of shares of Common Stock that would have been received if this Warrant had been exercised in full immediately prior to such redemption.

(e) Notice of Adjustments. Upon any adjustment in accordance with this Section 6, the Company shall give notice thereof to the Holder, which notice shall state the event giving rise to the adjustment, the Exercise Price as adjusted and the number of securities or other property purchasable upon the exercise of the rights under this Warrant, setting forth in reasonable detail the method of calculation of each. The Company shall, upon the written request of any Holder, furnish or cause to be furnished to such Holder a certificate setting forth: (i) such adjustments; (ii) the Exercise Price at the time in effect; and (iii) the number of securities and the amount, if any, of other property that at the time would be received upon exercise of this Warrant.

7. Notification of Certain Events. Prior to the expiration of this Warrant pursuant to Section 8, in the event that the Company shall authorize:

(a) the issuance of any dividend or other distribution on the capital stock of the Company (other than: (i) dividends or distributions otherwise provided for in Section 6; (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase; (iii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries pursuant to rights of first refusal or first offer contained in agreements providing for such rights; or (iv) repurchases of capital stock of the Company in connection with the settlement of disputes with any stockholder), whether in cash, property, stock or other securities;

(b) the voluntary liquidation, dissolution or winding up of the Company; or

(c) any transaction resulting in the expiration of this Warrant pursuant to Section 8(b) or 8(c); the Company shall send to the Holder of this Warrant at least ten (10) days prior written notice of the date on which a record shall be taken for any such dividend or distribution specified in clause (a) or the expected effective date of any such other event specified in clause (b) or (c), as applicable. The notice provisions set forth in this Section 7 may be shortened or waived prospectively or retrospectively by the consent of the holders of two-thirds (2/3) of the Shares issuable upon exercise of the rights under the Warrants issued pursuant to the 2014 Purchase Agreement.

8. Expiration of the Warrant. This Warrant shall expire and shall no longer be exercisable as of the earlier of:

(a) 5:00 p.m., Pacific time, on the ten (10)-year anniversary of the Initial Closing under the Purchase Agreement;

(b) A Deemed Liquidation Event (as defined in the Certificate of Incorporation); or

(c) Immediately prior to the closing of the sale of shares of Common Stock to the public at such price and on such terms as described in Section 5 of the Certificate of Incorporation, as may be amended from time to time.

9. No Rights as a Stockholder. Nothing contained herein shall entitle the Holder to any rights as a stockholder of the Company or to be deemed the holder of any securities that may at any time be issuable on the exercise of the rights hereunder for any purpose nor shall anything contained herein be construed to confer upon the Holder, as such, any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, merger, conveyance or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or any other rights of a stockholder of the Company until the rights under the Warrant shall have been exercised and the Shares purchasable upon exercise of the rights hereunder shall have become deliverable as provided herein.

10. Shares Subject to Stockholders Agreement and Registration Rights Agreement. The Holder hereby agrees that upon exercise of this Warrant and issuance of the Shares pursuant thereto, the Shares shall be subject to the terms and conditions of and the Holder shall execute a joinder to each of (i) the Amended and Restated Stockholders Agreement of the Company dated as of February 6, 2018, including, without limitation, section 8.1 thereof, and (ii) the Registration Rights Agreement of the Company dated as of February 6, 2018, each as may be amended from time to time.

11. Miscellaneous.

(a) Amendments. Except as expressly provided herein, neither this Warrant nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Warrant and signed by the Company and the holders of warrants representing not less than two-thirds (2/3) of the Shares issuable upon exercise of any and all outstanding Warrants issued pursuant to the 2014 Purchase Agreement, which majority does not need to include the consent of the Holder. Any amendment, waiver, discharge or termination effected in accordance with this Section 11(a) shall be binding upon each holder of the Warrants, each future holder of such Warrants and the Company; provided, however, that no special consideration or inducement may be given to any such holder in connection with such consent that is not given ratably to all such holders, and that such amendment must apply to all such holders equally and ratably in accordance with the number of shares of capital stock issuable upon exercise of the Warrants. The Company shall promptly give notice to all holders of Warrants of any amendment effected in accordance with this Section 11(a).

(b) Waivers. No waiver of any single breach or default shall be deemed a waiver of any other breach or default theretofore or thereafter occurring.

(c) Notices. All notices and other communications required or permitted under this Warrant shall be in writing and shall be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, sent by facsimile or sent by electronic mail directed: (i) if to an Investor, at such Investor’s address, facsimile number or electronic mail address as shown in the Company’s records, or as such Investor may designate by advance written notice to the Company in accordance with the provisions hereof; or (ii) if to the Company, to its address or facsimile number set forth on its signature page to this Agreement and directed to the attention of the Chief Executive Officer, or at such other address or facsimile number as the Company may designate by advance written notice to the Holder. All such notices and other communications shall be deemed given upon personal delivery, on the date of mailing, upon confirmation of facsimile transfer or when directed to the electronic mail address, of the last holder of this Warrant for which the Company has contact information in its records.

(d) Governing Law. This Warrant and all actions arising out of or in connection with this Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware, or of any other state.

(e) Jurisdiction and Venue. Each of the Holder and the Company irrevocably consents to the exclusive jurisdiction and venue of any court within the County of Los Angeles, State of California, in connection with any matter based upon or arising out of this Warrant or the matters contemplated herein, and agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons.

(f) Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant. All references in this Warrant to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

(g) Severability. If any provision of this Warrant becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Warrant, and such illegal, unenforceable or void provision shall be replaced with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, unenforceable or void provision. The balance of this Warrant shall be enforceable in accordance with its terms.

(h) Waiver of Jury Trial. EACH OF THE HOLDER AND THE COMPANY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS WARRANT. If the waiver of jury trial set forth in this Section 11(h) is not enforceable, then any claim or cause of action arising out of or relating to this Warrant shall be settled by judicial reference pursuant to California Code of Civil Procedure Section 638 et seq. before a referee sitting without a jury, such referee to be mutually acceptable to the parties or, if no agreement is reached, by a referee appointed by the Presiding Judge of the California Superior Court for Santa Clara County. This Section 11(h) shall not restrict the Holder or the Company from exercising remedies under the Uniform Commercial Code or from exercising pre-judgment remedies under applicable law.

(i) California Corporate Securities Law. THE SALE OF THE SECURITIES THAT ARE THE SUBJECT OF THIS WARRANT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS WARRANT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

(j) Rights and Obligations Survive Exercise of the Warrant. Except as otherwise provided herein, the rights and obligations of the Company and the Holder under this Warrant shall survive exercise of this Warrant.

(k) Entire Agreement. Except as expressly set forth herein, this Warrant (including the exhibits attached hereto) constitutes the entire agreement and understanding of the Company and the Holder with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.

(Signature Page Follows)

The Company signs this Warrant as of the date stated on the first page.

COMPANY:

MISO ROBOTICS, INC.

/s/	Miso Robotics, Inc.
Name:	Kevin Morris
Title:	Chief Financial Officer
December 29, 2019

Address:
561 East Green Street
Pasadena, CA 91101

Miso Robotics, Inc. – Warrant to Purchase Common Stock

 EXHIBIT A

NOTICE OF EXERCISE

TO:	MISO ROBOTICS, INC. (the “Company”)
Attention:	Chief Executive Officer

(1)	Exercise. The undersigned elects to purchase the following pursuant to the terms of the attached Warrant:

Number of shares:

Type of security:

(2)	Method of Exercise. The undersigned elects to exercise the attached Warrant pursuant to:

☐	A cash payment, and tenders herewith payment of the purchase price for such shares in full, together with all applicable transfer taxes, if any.

☐	The net issue exercise provisions of Section 2(b) of the attached Warrant.

(3)	Conditional Exercise. Is this a conditional exercise pursuant to Section 2(e):

☐	Yes	☐	No
If “Yes,” indicate the applicable condition:

(4)	Stock Certificate. Please issue a certificate or certificates representing the shares in the name of:

☐	The undersigned
☐	Other—Name:
Address:

(5)	Unexercised Portion of the Warrant. Please issue a new warrant for the unexercised portion of the attached Warrant in the name of:

☐	The undersigned
☐	Other—Name:
Address:

☐	Not applicable

(6)	Investment Intent. The undersigned represents and warrants that the aforesaid shares are being acquired for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and that the undersigned has no present intention of selling, granting any participation in, or otherwise distributing the shares, nor does it have any contract, undertaking, agreement or arrangement for the same.

(7)	Investment Representation Statement. The undersigned has executed, and delivers herewith, an Investment Representation Statement in a form satisfactory to the Company.

(8)	Market Standoff Agreement. The undersigned acknowledges and agrees that Section 8.1 of that certain Amended and Restated Stockholders Agreement, dated as of February 6, 2018, by and among the Company and certain of the Company’s stockholders (as amended from time to time in accordance with the terms thereof) shall govern the aforesaid shares and any shares issuable upon conversion thereof.

(9)	Consent to Receipt of Electronic Notice. Subject to the limitations set forth in Delaware General Corporation Law § 232(e), the undersigned consents to the delivery of any notice to stockholders given by the Company under the Delaware General Corporation Law or the Company’s certificate of incorporation or bylaws by: (i) facsimile telecommunication to the facsimile number provided below (or to any other facsimile number for the undersigned in the Company’s records); (ii) electronic mail to the electronic mail address provided below (or to any other electronic mail address for the undersigned in the Company’s records); (iii) posting on an electronic network together with separate notice to the undersigned of such specific posting; or (iv) any other form of electronic transmission (as defined in the Delaware General Corporation Law) directed to the undersigned. This consent may be revoked by the undersigned by written notice to the Company and may be deemed revoked in the circumstances specified in Delaware General Corporation Law § 232.

(Print name of the warrant holder)

(Signature)

(Name and title of signatory, if applicable)

(Date)

(Phone number)

(Email address)

(Signature page to the Notice of Exercise)

EXHIBIT B

ASSIGNMENT FORM

ASSIGNOR:
COMPANY:	MISO ROBOTICS, INC.
WARRANT:	THE WARRANT TO PURCHASE SHARES ISSUED ON September 30th, 2019 (THE “WARRANT”)

DATE:

(1)	Assignment. The undersigned registered holder of the Warrant (“Assignor”) assigns and transfers to the assignee named below (“Assignee”) all of the rights of Assignor under the Warrant, with respect to the number of shares set forth below:

Name of Assignee:
Address of Assignee:

Number of Shares Assigned:

and does irrevocably constitute and appoint                      as attorney to make such transfer on the books of MISO ROBOTICS, INC., maintained for the purpose, with full power of substitution in the premises.

(2)	Obligations of Assignee. Assignee agrees to take and hold the Warrant and any shares of stock to be issued upon exercise of the rights thereunder (and any shares issuable upon conversion thereof) (the “Securities”) subject to, and to be bound by, the terms and conditions set forth in the Warrant to the same extent as if Assignee were the original holder thereof.

(3)	Investment Intent. Assignee represents and warrants that the Securities are being acquired for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and that Assignee has no present intention of selling, granting any participation in, or otherwise distributing the shares, nor does it have any contract, undertaking, agreement or arrangement for the same.

(4)	Investment Representation Statement. Assignee has executed, and delivers herewith, an Investment Representation Statement in a form satisfactory to the Company.

(5)	Market Stand-Off Agreement. Assignee acknowledges and agrees that Section 8.1 of that certain Amended and Restated Stockholders Agreement, dated as of February 6, 2018, by and among the Company and certain of the Company’s stockholders (as amended from time to time in accordance with the terms thereof) shall govern the Securities.

Assignor and Assignee are signing this Assignment Form on the date first set forth above.

ASSIGNOR	ASSIGNEE

(Print name of Assignor)	(Print name of Assignee)

(Signature of Assignor)	(Signature of Assignee)

(Print name of signatory, if applicable)	(Print name of signatory, if applicable)

(Print title of signatory, if applicable)	(Print title of signatory, if applicable)

Address:	Address:

(Signature Page to Warrant Assignment Form)

MISO ROBOTICS, INC.

NOTE AND WARRANT PURCHASE AGREEMENT

This NOTE AND WARRANT PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 30, 2019 (the “Effective Date”), by and among Miso Robotics, Inc., a Delaware corporation (the “Company”), with offices at 541 East Green Street, Pasadena, CA 91101 and the persons and entities listed on the schedule of investors attached hereto as Schedule I (each, an “Investor” and collectively, the “Investors”).

RECITALS

WHEREAS, on the terms and subject to the conditions set forth herein, each Investor is willing to purchase from the Company, and the Company is willing to sell to such Investor, senior secured promissory notes in the principal amount set forth opposite such Investor’s name on the schedule of investors attached hereto as Schedule I (the “Schedule of Investors”), together with corresponding warrants to acquire shares of the Company’s capital stock. Such amounts shall be funded by the Investors in an initial closing of up to $8,000,000 in principal amount of Notes (as defined below), and in the event less than the full amount is sold at the initial closing, the Notes shall be sold and issued in subsequent closings until the earlier to occur of (1) the sale of $8,000,000 in aggregate principal amount of Notes, and (2) October 31, 2019; and

WHEREAS, unless otherwise stated, capitalized terms not otherwise defined herein shall have the respective meanings set forth in the form of Note (as defined below).

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Issuance of Promissory Notes and Warrants to Purchase Stock.

1.1  Senior Secured Promissory Notes. Subject to all of the terms and conditions of this Agreement, each Investor, severally and not jointly, agrees, to lend to the Company the sum set forth on Schedule I opposite such Investor’s name (individually, a “Loan,” and collectively, the “Loans”). Each Investor’s Loan shall be evidenced by a senior secured promissory note, dated as of the date of the applicable Closing (as defined below), in the form of Exhibit B attached hereto (each, a “Note” and collectively, the “Notes”). The Notes shall be secured by all assets of the Company, including, without limitation, the Company Intellectual Property (as defined below), as specified in the security agreement entered into by and among the Company and the Investors as of the Effective Date (the “Security Agreement”).

1.2 Warrant to Purchase Shares. Concurrently with the sale and issuance of the Notes to the Investors, the Company will issue to each Investor a warrant, in the form attached hereto as Exhibit C (each, a “Warrant” and collectively, the “Warrants”) to purchase up to that number of shares of Common Stock (“Common Stock”) as set forth in the Warrant, for an exercise price equal to $10.02 per share.

1.3 Place and Date of Closing. Subject to the terms and conditions hereof, the purchase, sale and issuance of the Notes and the Warrants (collectively, the “Securities”) shall take place shall take place at one or more closings (each of which is referred to in this Agreement as a “Closing”) as follows:

(a) Initial Closing.The sale and issuance of the Notes and Warrants in the shall take place at an initial Closing (the “Initial Closing”) that will be held remotely via the exchange of documents and signatures on the Effective Date, or at such other time and place as the parties shall mutually agree (the “Initial Closing Date”). At the Initial Closing, the Company may sell and issue a minimum of $1,000,000 and up to a maximum of $8,000,000 (the “Note Principal Amount”) in principal amount of Notes, together with corresponding Warrants, to the Investors.

(b) Subsequent Closings. In the event the Investors do not purchase Notes representing the full Note Principal Amount at the Initial Closing, then, subject to the terms and conditions hereof, the Company may sell and issue at one (1) or more subsequent Closings (each, a “Subsequent Closing”), at such time(s) and place(s) as determined by the Company, in its sole discretion (a “Subsequent Closing Date”), up to the balance of the unissued Notes. The Company may conduct such Subsequent Closings until the earlier to occur of: (1) such time as Notes representing the full Note Principal Amount have become subscribed for, and purchased by, the Investors; or (2) October 31, 2019.

1.4 General. Each of the Initial Closing, and each Subsequent Closing conducted shall be referred to herein as a “Closing,” and each of the Initial Closing Date, and each Subsequent Closing Date, shall be referred to herein as a “Closing Date.” Should any such sales of Notes be made by the Company at a Subsequent Closing then the Company shall prepare and distribute to the Investors, either before or after any such Subsequent Closing Date a revised Schedule of Investors. Unless already a party to this Agreement, each subsequent Investor that purchases Notes at a Subsequent Closing Date shall become a party to this Agreement.

1.5 Delivery. At each Closing, the Company will deliver to each applicable Investor a Note and Warrant to be purchased by such Investor, against receipt by the Company of the corresponding purchase price set forth on the Schedule of Investors (the “Purchase Price”). At each Closing, each applicable Investor shall deliver to the Company the Purchase Price in respect of the Note and Warrant being purchased by such Investor, as set forth on the Schedule of Investors.

2. Authorization. The Company has authorized the sale and issuance of Notes with an aggregate principal amount of up to $8,000,000.

3. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investors that, except as set forth on the Disclosure Schedule attached as Exhibit A to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of the Initial Closing, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 3, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 3 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

3.1 Organization; Good Standing; Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company (such a “Material Adverse Effect”).

3.2 Capitalization.

(a)          The authorized capital of the Company consists, immediately prior to the Initial Closing, of:

(i)                  4,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock”), 1,274,935 shares of which are issued and outstanding immediately prior to the Closing. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(ii)                1,767,400 shares of Preferred Stock, 769,784 shares of which have been designated Series A Preferred Stock, 769,784 of which are issued and outstanding immediately prior to the Closing, and 997,616 shares of which have been designated Series B Preferred Stock, 997,616 of which are issued and outstanding immediately prior to the Closing. The rights, privileges and preferences of the Preferred Stock are as stated in the Restated Certificate and as provided by the Delaware General Corporation Law.

(b)          The Company has reserved 1,002,254 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2016 and 2017 Stock Plans, which have been duly adopted by the Board of Directors and approved by the Company stockholders (the “Stock Plans”). Of such reserved shares of Common Stock, 52,000 shares have been issued pursuant to restricted stock purchase agreements, options to purchase 638,784 shares have been granted and are currently outstanding, and 57,146 and 257,699 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the 2016 Stock Plan and the 2017 Stock Plan, respectively. The Company has furnished to the Purchasers complete and accurate copies of the 2017 Stock Plan and forms of agreements used thereunder.

(c)           Subsection 3.2(c) of the Disclosure Schedule sets forth the capitalization of the Company immediately following the Closing including the number of shares of the following: (i) issued and outstanding Common Stock, including, with respect to restricted Common Stock, vesting schedule and repurchase price; (ii) granted stock options, including vesting schedule and exercise price; (iii) shares of Common Stock reserved for future award grants under the Stock Plan; (iv) each series of Preferred Stock; and (v) warrants or stock purchase rights, if any. Except for (A) the conversion privileges of the Shares to be issued under this Agreement, (B) the rights provided in Section 9 of the Stockholders Agreement, and (C) the securities and rights described in Subsection 3.2(a)(ii) of this Agreement and Subsection 3.2(c) of the Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock or Series A Preferred Stock, or any securities convertible into or exchangeable for shares of Common Stock or Series A Preferred Stock. All outstanding shares of the Company’s Common Stock and all shares of the Company’s Common Stock underlying outstanding options are subject to (i) a right of first refusal in favor of the Company upon any proposed transfer (other than transfers for estate planning purposes); and (ii) a lock-up or market standoff agreement of not less than one hundred eighty (180) days following the Company’s initial public offering pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act.

(d)                None of the Company’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events, including without limitation in the case where the Company’s Stock Plan is not assumed in an acquisition. The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. Except as set forth in the Restated Certificate, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

(e)                 409A. The Company believes in good faith that any “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Company makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. To the knowledge of the Company, no payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

(f)                  The Company has obtained valid waivers of any rights by other parties to purchase any of the Shares covered by this Agreement.

3.3 Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

3.4 Authorization. All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into this Agreement, the performance of all obligations of the Company hereunder and to issue the Common Stock issuable upon exercise of the Warrants, has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of this Agreement, the performance of all obligations of the Company under this Agreement to be performed as of the Closing, and the issuance and delivery of the Securities has been taken or will be taken prior to the Closing. This Agreement, when executed and delivered by the Company, shall constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in that certain Registration Rights Agreement dated as of February 6, 2018 (the “Registration Rights Agreement”) and the Indemnification Agreement dated as ofFebruary 6, 2018 (the “Indemnification Agreement”) may be limited by applicable federal or state securities laws.

3.4 Valid Issuance of Shares. The shares of Common Stock underlying the Warrants (the “Shares”), when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Registration Rights Agreement and the Stockholders Agreement dated February 6, 2018 (the “Stockholders Agreement”), applicable state and federal securities laws and liens or encumbrances created by or imposed by an Investor. Assuming the accuracy of the representations of the Investors in Section 4 of this Agreement and subject to the filings described in Subsection 3.7 below, the Shares will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon exercise of the Warrants has been duly reserved for issuance, and upon issuance in accordance with the terms of the Third Amended and Restated Certificate of Incorporation (the “Restated Certificate”), will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, the Registration Rights Agreement and the Stockholders Agreement, applicable federal and state securities laws and liens or encumbrances created by or imposed by a Purchaser. Based in part upon the representations of the Purchasers in Section 4 of this Agreement, and subject to Subsection 3.7 below, the Common Stock issuable upon exercise of the Warrants will be issued in compliance with all applicable federal and state securities laws.

3.5 Governmental Consents and Filings. Assuming the accuracy of the representations made by the Investors in Section 4 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for (i) the filing of the Restated Certificate, which will have been filed as of the Closing, and (ii) filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner.

3.6 Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the Company’s knowledge, currently threatened (i) against the Company or any officer, director or any executive-level employee (including division director and vice president-level positions) as well as any employee or consultant who either alone or in concert with others develops, invents, programs or designs any Company Intellectual Property (such person a “Key Employee”) of the Company arising out of their employment or board relationship with the Company; (ii) that questions the validity of this Agreement or the right of the Company to enter into it, or to consummate the transactions contemplated by this Agreement; or (iii) to the Company’s knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor, to the Company’s knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

3.7 Intellectual Property. The Company owns or possesses sufficient legal rights to all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and any and all such cases as are necessary to the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted (the “Company Intellectual Property”) without any known conflict with, or infringement of, the rights of others. To the Company’s knowledge no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. The Company has not received any communications alleging that the Company has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business. To the Company’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company. Each employee and consultant has assigned to the Company all intellectual property rights he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted. Subsection 3.7 of the Disclosure Schedule lists all Company Intellectual Property. To the extent the Company has embedded any open source, copyleft or community source code in any of its products generally available or in development, the licenses governing such embedded open source, copyleft or community source code do not alter or restrict in any way the Company’s exclusive ownership, use or distribution of its proprietary source code, products or services. For purposes of this Subsection 3.7, the Company shall be deemed to have knowledge of a patent right if the Company has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws.

3.8 Compliance with Other Instruments. The Company is not in violation or default (i) of any provisions of its Restated Certificate or Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, or (v) to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

3.9 Agreements; Actions. Except for this Agreement and as set forth on the Disclosure Schedule, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $25,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Company with respect to infringements of proprietary rights.

(g)                The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $25,000 or in excess of $50,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of (a) and (b) of this Subsection 3.10, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(h)                The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

3.11 Certain Transactions. Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, and (iii) the purchase of shares of the Company’s capital stock and the issuance of options to purchase shares of the Company’s Common Stock, in each instance, approved in the written minutes of the Board of Directors (previously provided to the Purchasers or their counsel), there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof.

(a)                 The Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. Except as set forth in Subsection 3.11 of the Disclosure Schedule, none of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company or, to the Company’s knowledge, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers, employees or stockholders of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company; or (iii) financial interest in any material contract with the Company.

3.12 Rights of Registration and Voting Rights. Except as provided in the Registration Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Company’s knowledge, except as contemplated in the Stockholders Agreement, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

3.13 Property. The property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. The Company does not own any real property.

3.14 Financial Statements. The Company has delivered to each Investor its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of and for the fiscal year ended December 31, 2018 and for the interim periods ended March 31, 2019 and June 30, 2019 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 2018, and (ii) obligations under contracts and commitments incurred in the ordinary course of business that would not be required to be reflected in financial statements prepared in accordance with generally accepted accounting principles, which, in all such cases of liabilities falling within any of the preceding clauses (i) and (ii), individually and in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

3.15 Changes. Since December 31, 2018, except as set forth on Subsection 3.15 of the Disclosure Schedule, there has not been:

(a)                any change in the assets, liabilities, financial condition or operating results of the Company, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(b)                any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(c)                any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d)                any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e)                any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(f)                 any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)                any resignation or termination of employment of any officer or Key Employee of the Company;

(h)                any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(i)                 any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)                 any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(k)                any sale, assignment or transfer of any Company Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(l)                 receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(m)               to the Company’s knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(n)                any arrangement or commitment by the Company to do any of the things described in this Subsection 3.15.

3.16 Employee Matters. As of the date hereof, the Company employs 23 full-time employees and 6 part-time employee and engages 1 consultants or independent contractors.

(a)                To the Company’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(b)                The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(c)                To the Company’s knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee, nor does the Company have a present intention to terminate the employment of any of the foregoing. The employment of each employee of the Company is terminable at the will of the Company. Except as set forth in Subsection 3.16(c) of the Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Subsection 3.16(c) of the Disclosure Schedule, the Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(d)                Except as set forth on Subsection 3.16(d) of the Disclosure Schedule, the Company has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of the Company’s board of directors.

(e)                Except as set forth on Subsection 3.16(e) of the Disclosure, each former Key Employee whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.

(f)                 Subsection 3.16(f) of the Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.

(g)                The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company.

3.17 Tax Returns and Payments. There are no federal, state, county, local or foreign taxes due and payable by the Company which have not been timely paid. There are no accrued and unpaid federal, state, country, local or foreign taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

3.18 Insurance. The Company has in full force and effect fire and casualty insurance policies with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

3.19 Employee Agreements. Each current and former employee, consultant, and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for the Purchasers (the “Confidential Information Agreements”). No current or former Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement. The Company is not aware that any of its Key Employees is in violation of any agreement covered by this Subsection 3.19.

3.20 Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

3.21 Corporate Documents. The Restated Certificate and Bylaws of the Company are in the form provided to the Purchasers. The copy of the minute books of the Company provided to the Purchasers contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes.

3.22 Environmental and Safety Laws. Except as could not reasonably be expected to have a Material Adverse Effect, (a) the Company is and has been in compliance with all Environmental Laws; (b) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (each a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has made available to the Purchasers true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments.

For purposes of this Subsection 3.22, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

3.24 Foreign Corrupt Practices Act. Neither the Company nor any of the Company’s directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither the Company nor any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. The Company further represents that it has maintained, and has caused each of its subsidiaries and affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law. Neither the Company, or, to the Company’s knowledge, any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law (collectively, “Enforcement Action”).

 4. Representations and Warranties of the Investors. Each Investor hereby represents and warrants, severally and not jointly, and only with respect to such Investor, to the Company with respect to such Investor’s purchase of the Securities, as follows:

4.1 Power; Authorization. Such Investor has all requisite power and authority to execute and deliver this Agreement. This Agreement, when executed and delivered by such Investor, will constitute a valid and legally binding obligation of such Investor, enforceable in accordance with its respective terms, except as: (a) limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; and (b) limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.2 Purchase Entirely for Own Account. This Agreement is made with such Investor in reliance upon such Investor’s representation to the Company, which by such Investor’s execution of this Agreement such Investor hereby confirms, that the Securities will be acquired for investment for such Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof.

4.3 Reliance upon Investor’s Representations. Such Investor understands that the Securities are not registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of the Securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that the Company’s reliance on such exemption is predicated on the Investors’ representations set forth herein.

4.4 Disclosure of Information. Such Investor believes it has received all the information such Investor considers necessary or appropriate for deciding whether to purchase the Securities. Such Investor has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and the Company’s business, properties, prospects and financial condition and to obtain additional information necessary to verify the accuracy of any information furnished to such Investor or to which such Investor had access. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 3 or the right of such Investor to rely thereon.

4.5 Investment Experience; Economic Risk. Such Investor understands that the Company has a limited financial and operating history and that an investment in the Company involves substantial risks. Such Investor represents to the Company that except as otherwise disclosed to the Company, in writing, prior to such Investor’s execution of this Agreement, such Investor is an “accredited investor” (within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act) or such Investor is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development to that of the Company and acknowledges that such Investor is able to fend for himself, herself or itself. Such Investor has such knowledge and experience in financial and business matters that such Investor is capable of evaluating the merits and risks of the investment in the Securities. Such Investor can bear the economic risk of such Investor’s investment and is able, without impairing such Investor’s financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of such Investor’s investment. If other than an individual, such Investor also represents that such Investor has not been organized for the purpose of acquiring the Securities.

4.6 Residency. In the case of an Investor who is an individual, the state of such Investor’s residency, or, in the case of an Investor that is a corporation, partnership or other entity, the state of such Investor’s principal place of business, is correctly set forth on the Schedule of Investors.

4.7 Restricted Securities. Such Investor understands that the Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such federal securities laws and applicable regulations such Securities may be resold without registration under the Securities Act only in certain limited circumstances. In connection therewith, such Investor represents that it is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one (1) year after a party has purchased and paid for the security to be sold, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of shares being sold during any three (3)-month period not exceeding specified limitations, each as applicable.

4.8 Brokers or Finders. The Company has not, and will not, incur, directly or indirectly, as a result of any action taken by such Investor, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

4.9 No “Bad Actor” Disqualification Events. Neither: (a) such Investor; (b) any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members; nor (c) any beneficial owner of any of the Company’s voting equity securities (in accordance with Rule 506(d) of the Securities Act) held by such Investor is subject to any Disqualification Event, except for Disqualification Events covered by Rule 506(d)(2) or 506(d)(3) under the Securities Act and disclosed reasonably in advance of the Closing in writing in reasonable detail to the Company.

4.10 Investment Representations, Warranties and Covenants by Non-United States Persons. If such Investor is not a U.S. person (as defined in Regulation S promulgated under the Securities Act (“Regulation S”)) or is deemed not to be a U.S. person under Rule 902(k)(2) of the Securities Act, such Investor has been advised and acknowledges that: (a) in issuing and selling the Securities to such Investor pursuant to this Agreement, the Company is relying upon the “safe harbor” provided by Regulation S and/or on Section 4(2) under the Securities Act; (b) it is a condition to the availability of the Regulation S “safe harbor” that the Securities not be offered or sold in the United States or to a U.S. person until the expiration of a one (1)-year “distribution compliance period” (or a six (6)-month “distribution compliance period,” if the issuer is a “reporting issuer,” as defined in Regulation S) following the Closing Date; (c) notwithstanding the foregoing, prior to the expiration of the one (1)-year “distribution compliance period” (or six (6)-month “distribution compliance period,” if the issuer is a “reporting issuer,” as defined in Regulation S) after the Closing (the “Restricted Period”), the Securities may be offered and sold by the holder thereof only if such offer and sale is made in compliance with the terms of this Agreement and either: (i) if the offer or sale is within the United States or to or for the account of a U.S. person (as such terms are defined in Regulation S), the securities are offered and sold pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, or (ii) the offer and sale is outside the United States and to other than a U.S. person, and (d) until the expiration of the Restricted Period, such Investor, its agents or its representatives have not and will not solicit offers to buy, offer for sale or sell any of the Securities, or any beneficial interest therein in the United States or to or for the account of a U.S. person, unless pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act.

4.11 Representations by Non-United States Persons. If such Investor is not a U.S. person, such Investor is satisfied as to the full observance of the laws of the Investor’s jurisdiction in connection with any offer to acquire the Securities or any use of the Agreement, including: (a) the legal requirements within such Investor’s jurisdiction for the purchase of the Securities; (b) any foreign exchange restrictions applicable to such purchase; (c) any governmental or other consents that may need to be obtained; and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of such Securities. Such Investor’s subscription and payment for, and the Investor’s continued beneficial ownership of, the Securities will not violate any applicable securities or other laws of the Investor’s jurisdiction.

4.12  No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

4.13 Exculpation Among Purchasers. The Purchaser acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. The Purchaser agrees that neither any Purchaser nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Shares.

5. Covenants and Reports. The Company agrees that, so long as any Notes remain outstanding, or until the Maturity Date of the Notes, and except to the extent compliance is waived in writing by the Holders of at least two-thirds in principal amount of the Notes then outstanding:

5.1 Financial Statements, Reports, Etc. The Company shall furnish to each Investor the annual, quarterly and monthly financial statements and reports required to be delivered to Major Investors pursuant to Section 4.1 of the Stockholders Agreement. Notwithstanding the foregoing, as promptly as practicable, the Company shall provide such other information regarding the business, prospects, financial condition, operations, property or affairs of the Company and its subsidiaries, if any, as an Investor may reasobnaly request.

5.2 Corporate Existence; Maintenance of Business. The Company shall, and shall cause each of its subsidiaries to, preserve and maintain its existence. The Company shall, and shall cause each of its subsidiaries to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the conduct of its business where the failure to do so could reasonably be expected to have a material adverse effect.

5.3 Compliance with Laws. The Company shall comply with all applicable laws, rules, regulations and orders, noncompliance with which could materially adversely affect its business or condition, financial or otherwise.

5.4 Dividends and Certain Other Restricted Payments. The Company shall not, nor shall it permit any of its subsidiaries to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests or (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same.

5.5 Material Contracts. The Company shall not, nor shall it permit any of its subsidiaries to, enter into any contract, agreement or business arrangement which requires annual expenditures of $100,000 or more, or which is not cancelable on notice of 60 days or less.

5.6 Capital Expenditures. The Company shall not, nor shall it permit any of its subsidiaries to, incur any Capital Expenditures other than in the ordinary course consistent with past practice. For purposes of this Agreement, “Capital Expenditures” means, with respect to any person or entity for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such person or entity during that period for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such person or entity in accordance with GAAP.

5.7 Mergers, Consolidations and Sales. The Company shall not, nor shall it permit any of its subsidiaries to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any substantial part of its assets.

5.8 Acquisitions. The Company shall not, nor shall it permit any of its subsidiaries to, directly or indirectly, acquire all or any substantial part of the assets or business of any other entity or division thereof.

5.9 Change in the Nature of Business. The Company shall not, nor shall it permit any of its subsidiaries to, engage in any business or activity other than the general nature of the business engaged in by it as of the Initial Closing Date or discontinue its engagement in any business or activity engaged in by it as of the Initial Closing Date.

5.10 Books and Records. The Company shall keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of the Company, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made

5.11 Board Observers. The Company shall invite two (2) individuals designated by a majority of the Investors to attend all meetings of the board of directors, and the board of directors of each subsidiary of the Company, if any, in a nonvoting observer capacity and, in this respect, give such representatives copies of all notices, minutes, consents, and other materials that it provides to its directors (collectively, the “Company Board Materials”); provided, however, that such representatives (each, a “Board Observer”) shall agree to hold in confidence and trust all Company Board Materials so provided; and, provided further, that the Company reserves the right to withhold any information and to exclude such representatives from any meeting or portion thereof, which access to such information or attendance at such meeting, if the Company believes, upon the advice of counsel, would adversely affect the attorney-client privilege between the Company and its counsel or would result in disclosure of trade secrets or a conflict of interest, or if the Investors or their selected representatives is a direct competitor of the Company; provided that it is acknowledged and agreed that an Investor shall not be deemed a competitor solely on the basis of its (or its affiliates’) investments in companies that may be competitors of the Company. In addition, such Board Observer shall be entitled to reimbursement for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board or any committee thereof, or in connection with performing any duties on behalf of the Board, delegated to it in writing by the Board.

6. Conditions to Closing.

6.1 Conditions to Obligations of the Investors. The obligations of each Investor to purchase Securities hereunder are subject to the fulfillment on or before the Initial Closing Date of each of the following conditions, the waiver of which shall not be effective against the Investor unless consented to in writing thereto:

(a) Representations and Warranties Correct. The representations and warranties made by the Company in Section 3 shall be true, complete, and correct in all material respects as of the [First Tranche] Initial Closing, with the same effect as if made on and as of the Initial Closing (except to the extent a representation or warranty speaks to a specific date). The Chief Executive Officer and Chief Financial Officer of the Company shall have certified to such effect to the Investors in writing.

(b) Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Initial Closing shall have been performed or complied with in all material respects.

(c) Blue Sky. The Company shall have obtained all necessary blue sky law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Securities.

(d) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Investor.

(e) Transaction Documents. The Company shall have duly executed and delivered to the Investors (i) this Agreement, (ii) Notes in the form attached hereto as Exhibit B representing the principal amount of the Loan of each Investor, (iii) Warrants, in the form attached hereto as Exhibit C, in favor of each of the Investors, and (iv) the Security Agreement.

(f) Legal Opinion. The Investors shall have received an opinion of the Company’s counsel, dated as of the Initial Closing Date, with respect to legal matters customary for transactions of this type, in a form reasonably acceptable to the Investors.

(g) Supporting Documents. The Investors and their counsel shall have received copies of the following documents:

(i)     (A) the Certificate of Incorporation of the Company, certified as of a recent date by the Secretary of State of the State of Delaware, and (B) a certificate of said Secretary dated as of a recent date as to the due incorporation and good standing of the Company, the payment of all excise taxes by the Company and listing all documents of the Company on file with said Secretary;

(ii)     a certificate of the Secretary or an Assistant Secretary of the Company dated the Closing and certifying: (A) that attached thereto is a true and complete copy of the By-laws of the Company as in effect on the date of such certification; (B) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors or the shareholders of the Company authorizing the execution, delivery and performance of this Agreement and the Security Agreement, the issuance, sale and delivery of the Notes and Warrants and the reservation, issuance and delivery of the Warrant Shares, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement; (C) that the Certificate of Incorporation of the Company has not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i)(B) above; and (D) to the incumbency and specimen signature of each officer of the Company executing any of this Agreement, the Security Agreement, the Notes and Warrants and any certificate or instrument furnished pursuant hereto, and a certification by another officer of the Company as to the incumbency and signature of the officer signing the certificate referred to in this clause (ii); and

(iii)   such additional supporting documents and other information with respect to the operations and affairs of the Company as the Investors or their counsel reasonably may request.

6.2 Conditions to Obligations of the Company. The obligations of the Company to each Investor under this Agreement are subject to fulfillment on or before the Closing applicable to such Investor) of each of the following conditions by that Investor:

(a) Representations. The representations made by the Investors in Section 4 shall be true and correct when made, and shall be true and correct on the applicable Closing.

(b) Blue Sky. The Company shall have obtained all necessary blue sky law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Securities.

(c) Transaction Documents. Each Investor shall have duly executed and delivered to the Company this Agreement.

7. Miscellaneous.

7.1 Waivers and Amendments. Except as expressly provided herein, neither this Agreement, the Notes, the Warrants, the Security Agreement nor any term hereof or thereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought; provided, however, that the holders of at least two-thirds (2/3) in interest of the Notes may, with the Company’s prior written consent, waive, modify or amend any provisions hereof and thereof on behalf of all Investors. SUBJECT TO THE FOREGOING LIMITATIONS, EACH INVESTOR ACKNOWLEDGES THAT BY THE OPERATION OF THIS SECTION 7.1 THE HOLDERS OF AT LEAST TWO-THIRDS (2/3) IN INTEREST OF THE NOTES WILL HAVE THE RIGHT AND POWER TO DIMINISH OR ELIMINATE ALL RIGHTS OF ALL INVESTORS UNDER THIS AGREEMENT, THE NOTES, THE WARRANTS, AND THE SECURITY AGREEMENT.

7.2 Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware or of any other state.

7.3 Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any Investor and the Closing of the transactions contemplated hereby.

7.4 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

7.5 Entire Agreement. This Agreement (including the exhibits attached hereto) and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

7.6 Notices, etc. All notices and other communications required or permitted under this Agreement shall be in writing and shall be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, sent by facsimile or sent by electronic mail directed: (a) if to an Investor, at such Investor’s address, facsimile number or electronic mail address set forth on the Schedule of Investors, or at such other address, facsimile number or electronic mail address as such Investor may designate by advance written notice to the Company; or (b) if to the Company, to its address or facsimile number set forth on its signature page to this Agreement and directed to the attention of the Chief Executive Officer (with a copy (which shall not constitute notice) addressed to Manderson P.C., Attention: Chris Manderson, 2227 North Beverly Glen Blvd, Los Angeles, CA 90077, or delivered via email at wcm@mandersonpc.com or at such other address or facsimile number as the Company may designate by advance written notice to each Investor. All such notices and other communications shall be deemed given upon personal delivery, on the date of mailing, upon confirmation of facsimile transfer or when directed to the electronic mail address set forth on the Schedule of Investors. With respect to any notice given by the Company under any provision of the Delaware General Corporation Law or the Company’s Restated Certificate and Bylaws each Investor agrees that such notice may be given by facsimile or by electronic mail.

7.7 Fees and Expenses. Each of the Company and each Investor shall each bear its own expenses incurred on its behalf with respect to this Agreement and the transactions contemplated hereby.

7.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.

7.9 Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Agreement, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

7.10 Exculpation Among Investors. Each Investor acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Investor agrees that no Investor nor the respective controlling persons, officers, directors, partners, agents, or employees of any Investor shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Securities.

7.11 Separability of Agreements; Severability of this Agreement. The Company’s agreement with each of the Investors is a separate agreement and the sale of the Securities to each of the Investors is a separate sale. Unless otherwise expressly provided herein, the rights of each Investor hereunder are several rights, not rights jointly held with any of the other Investors. Any invalidity, illegality or limitation on the enforceability of this Agreement or any part thereof, by any Investor whether arising by reason of the law of the respective Investor’s domicile or otherwise, shall in no way affect or impair the validity, legality or enforceability of this Agreement with respect to other Investors. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

7.12 Waiver of Potential Conflicts of Interest. Each of the Investors and the Company acknowledges that Manderson, Professional Corporation (“Manderson”), may have represented and may currently represent certain of the Investors. In the course of such representation, Manderson may have come into possession of confidential information relating to such Investors. Each of the Investors and the Company acknowledges that Manderson is representing only the Company in this transaction. Each of the Investors and the Company understands that an affiliate of Manderson may also be an Investor under this Agreement. Pursuant to Rule 3-310 of the Rules of Professional Conduct promulgated by the State Bar of California, an attorney must avoid representations in which the attorney has or had a relationship with another party interested in the representation without the informed written consent of all parties affected. By executing this Agreement, each of the Investors and the Company hereby waives any actual or potential conflict of interest which may arise as a result of Manderson’s representation of such persons and entities, Manderson’s possession of such confidential information and the participation by Manderson’s affiliate in the financing. Each of the Investors and the Company represents that it has had the opportunity to consult with independent counsel concerning the giving of this waiver.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties have caused this Note and Warrant Purchase Agreement to be duly executed and delivered by their proper and duly authorized officers as of the Effective Date.

COMPANY:

MISO ROBOTICS, INC.

/s/	Miso Robotics, Inc.
Name:	Kevin Morris
Title:	Chief Financial Officer
December 29, 2019

Address:

561 East Green Street
Pasadena, CA 91101

[Signature Page to Convertible Note and Warrant Purchase Agreement]

IN WITNESS WHEREOF, the parties have caused this Note and Warrant Purchase Agreement to be duly executed and delivered by their proper and duly authorized officers as of the Effective Date.

INVESTOR:

Future VC SPV, LLC

/s/	Future VC SPV, LLC
Name:	Buck Jordan
Title:	Manager
December 29, 2019

Address:

[Signature Page to Convertible Note and Warrant Purchase Agreement]

SCHEDULE I

SCHEDULE OF INVESTORS

Investor Name	Note Principal	Warrant Amount
Future VC SPV, LLC	$782,166.67	78,061

EXHIBIT A

DISCLOSURE SCHEDULE

EXHIBIT B

FORM OF PROMISSORY NOTE

EXHIBIT C

FORM OF WARRANT TO PURCHASE SHARES